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                  SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.

                             FORM N-8A

                     NOTIFICATION OF REGISTRATION
                   FILED PURSUANT TO SECTION 8(a) OF
                  THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

     Name:  MERRILL LYNCH GLOBAL FINANCIAL SERVICES FUND, INC.

     Address of Principal Business Office
     (No. & Street, City, State, and Zip Code):

          800 Scudders Mill Road
          Plainsboro, New Jersey  08536

     Telephone Number (including area code):  (609) 282-2800

     Name and Address of Agent for Service of Process:

          Terry K. Glenn
          P.O. Box 9011
          Princeton, New Jersey  08543-9011

     Mailing Address:

          P.O. Box 9011
          Princeton, New Jersey  08543-9011

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES [X]           NO [ ]
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                            SIGNATURES

Form of signature if the Registrant is an investment company having a board of directors.

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Princeton and State of New Jersey on the 4th day of June, 1999.


Signature:        MERRILL LYNCH GLOBAL FINANCIAL SERVICES FUND, INC.



               By:     Philip L. Kirstein
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                       Philip L. Kirstein, President

Attest:



                      Ira P. Shapiro
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                      Ira P. Shapiro, Secretary